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                                                                   Exhibit 99.g

                        INVESTMENT MANAGEMENT AGREEMENT


     AGREEMENT made this __th day of August, 1999 by and between SAL Trust Preferred Fund I, a Delaware business trust (the "Fund") and Sterne Agee Asset Management, Inc., (the "Manager").

                                   WITNESSETH

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby employs the Manager to act as the investment adviser for, and to manage the investment of the assets of the Fund in accordance with the Fund's investment objective and policies and limitations, and to administer the Fund's affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Fund for the period and upon the terms herein set forth. The investment of the Fund's assets shall be subject to the Fund's policies, restrictions and limitations with respect to securities investments as set forth in the Fund's then current registration statement under the Investment Company Act of 1940, and all applicable laws and the regulations of the Securities and Exchange Commission relating to the management of registered closed-end, non-diversified management investment companies.

     The Manager accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Fund's transfer agent) for the Fund, to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Manager shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for not represent the Fund in any way, nor otherwise be deemed an agent of the Fund.

     2. For the services and facilities described in Section 1, the Fund will pay to the Manager, at the end of each calendar quarter, an investment management fee computed by applying an annual rate equal to .10% of the Fund's net asset value as calculated quarterly. For the quarter and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the quarter and year, respectively. The services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     3. The Manager shall arrange for officers or employees of the Manager to serve, without compensation from the Fund, as trustees, officers or agents of the Fund, if duly elected
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or appointed to such positions, and subject to their individual consent and to any limitations imposed by law.

     4. Subject to applicable statutes and regulations, it is understood that officers, trustees, or agents of the Fund are, or may be, interested in the Manager as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Manager may be interested in the Fund otherwise than as trustees, officers or agents.

     5. The Manager shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Manager in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. The Manager may now or in the future manage other investment accounts and funds, including those with investment objectives similar to the Fund.

     7. This Agreement shall continue in effect until August __, 2001, unless and until terminated by either party as hereinafter provided, and shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the Investment Company Act of 1940.

     This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without the payment of any penalty by the Fund or by the Manager upon sixty (60) days' written notice to the other party. The Fund may effect termination by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, accompanied by appropriate notice.

     This Agreement may be terminated, at any time, without the payment of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, in the event that it shall have been established by a court of competent jurisdiction that the Manager, or any officer or director of the Manager, has taken any action which results in a breach of the covenants of the Manager set forth herein.

     Termination of this Agreement shall not affect the right of the Manager to receive payments on any unpaid balance of the compensation, described in Section 2, earned prior to such termination.

     8. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

     9. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for receipt of such notice.


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     10.  The Fund's Certificate of Trust is on file with the State of Delaware.
This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.


     IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year above written.

                                      SAL TRUST PREFERRED FUND I


                                      By:  ____________________________________
                                           President

Attest:  __________________________
         Secretary


                                      STERNE AGEE ASSET MANAGEMENT, INC.


                                      By:  ____________________________________
                                           President

Attest:  __________________________
         Secretary


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